

Issuer Free Writing Prospectus Dated February 19, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933 with respect to Registration Statement No. 333-284037 Filed on February 4, 2025

pictureworks

Better Experience, Simpler Technology

Investment Proposal

Free Writing Prospectus Statement

By viewing this Free Writing Prospectus (this "FWP"), you acknowledge and agree that: (1) the information contained in this FWP is proprietary; (2) the entire content of this FWP is made solely for informational purposes; (3) no representation or warranty, express or implied, is made by Pictureworks International Holdings Limited ("Pictureworks") or any of its representatives as to the information contained in these materials or disclosed during any related presentations or discussions; and (4) this FWP is not an offer to buy or sell, or a solicitation of an offer to buy or sell, any security or instrument or to participate in any investment activity or trading strategy, nor may it or any part of it form the basis of or to be relied on in connection with any contract or commitment whatsoever, in the United States or anywhere else. To the extent the terms of any potential transaction are included in this FWP, those terms are included for discussion purposes only. By viewing this FWP, you agree to be bound by the foregoing limitations. Any failure to comply with these restrictions may constitute a violation of applicable securities laws.

Pictureworks is not making any offer of its securities and cannot accept orders for any securities at this time. No part of this FWP and the information contained herein shall form the basis of or be relied upon in connection with any contract or commitment whatsoever.

Pictureworks has filed a registration statement on Form F-1. as amended (Registration No.: 333-284037) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the offering to which this FWP relates. Before you invest, you should read the Registration Statement and other documents that Pictureworks has filed with the Commission for more complete information about Pictureworks and the offering. You may obtain these documents and other documents Pictureworks has filed for free by visiting EDGAR on the SEC web site at www.sec.gov.

Forward-Looking Statement

This FWP contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the US Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts contained in this FWP, including statements regarding Pictureworks' future operating results, financial position, business strategy, addressable market, anticipated benefits of its technologies, projected business economics, pro forma information, and plans and objectives for future operations and products are forward-looking statements. The words "may," "will," "estimate," "pro forma," "expect," "plan," "believe," "potential," "predict," "target," "should," "would," "could," "continue," "believe," "project," "intend" or words with similar meaning or substance are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties. Pictureworks may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties, many of which are beyond Pictureworks' control. The forward-looking statements in this FWP reflect the current belief of Pictureworks as of the date of this FWP, and neither Pictureworks nor any of its affiliates, advisors or representatives is under any obligation, and expressly disclaims any duty, to update any statement made in this FWP, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law. Pictureworks has not independently verified the statistical and other industry data generated by independent parties and contained in this FWP and accordingly cannot guarantee their accuracy or completeness.

Offering Summary

ISSUER	PICTUREWORKS INTERNATIONAL HOLDINGS LIMITED.
Securities Offered	Ordinary Shares
Proposed Offering Size	2,300,000 Ordinary Shares (2,645,000 Ordinary Shares if over-allotment option exercised in full)
Price Range	$4.00 - $5.00
Proposed Ticker/Exchange	NASDAQ: PICW
Use of Proceeds	Business development and operations, research and development, mergers and acquisitions, marketing and promotion, general working capital and corporate purposes
Lead Underwriter	Cathay Securities, Inc.
Issuer's U.S. Legal Counsel	Morgan, Lewis & Bockius
Underwriter's U.S. Legal Counsel	Troy Gould PC
Auditor	Onestop Assurance PAC

About Pictureworks

We are an imaging solutions technology company specializing in digital imaging and information solutions with our business operations extending to Malaysia, Singapore, Hong Kong, Macau and mainland China.

We provide one-stop digital imaging solutions and related services to our customers in the leisure, tourism and entertainment sectors that own or operate theme parks, tourist attractions and intellectual property events which are events centered on franchise movies and popular characters in mainstream media.

>20 Years Track Record

8

Total Countries and Regions Present

Global Footprint


USA
Shanghai
Japan
Hong Kong
Macau
Malaysia
Singapore
Indonesia

Core Competencies

Pictureworks provides an end-to-end experience of capturing, viewing and sharing photos instantly for people at theme parks, tourist destinations and IP events.



Preliminary Planning
Theme Parks
Operational Intelligence and Management
Tourist Attractions
Products and Technology Development
IP Events
Continuous Technology Support

Industry Overview

The global photo imaging industry in theme parks, tourist attractions, and IP events is growing rapidly, driven by increasing visitor numbers and demand for memory-capturing services, with strong future growth projections.



Market size of Global Photo Imaging Industry in Theme Parks, Tourist Attractions and IP Events , 2017-2027E
2017-2022
2023E-2027E
Theme Parks 7.0% 9.2%
Tourist Attractions 4.0% 8.1%
IP Events 9.1% 10.6%
Total 6.9% 9.0%
Theme Parks
Toutirst Attractions
IP Events
Million US$
10,000
8,000
6,000
4,000
2,000
0
2017: 3,581.2; 2,555.0; 540.4; 485.8
2018: 3,900.9; 2,772.9; 586.3; 541.6
2019: 4,258.2; 3,019.0; 638.5; 600.7
2020: 4,079.1; 2,914.0; 583.6; 581.5
2021: 4,359.9; 3,090.0; 615.7; 654.1
2022: 4,993.8; 3,584.0; 658.2; 751.6
2023E: 5,860.7; 4,270.0; 723.4; 867.4
2024E: 6,429.2; 4,668.3; 796.4; 964.5
2025E: 7,037.6; 5,104.0; 864.9; 1,068.7
2026E: 7,688.1; 5,577.4; 929.8; 1,180.9
2027E: 8,365.7; 6,080.2; 986.5; 1,299.0

- Theme parks grew at a 7.0% CAGR (2017–2022), with tourist attractions and IP events growing at 4.0% and 9.1%, respectively.
- From 2023–2027, the CAGR is forecasted at 9.2% (theme parks), 8.1% (tourist attractions), and 10.6% (IP events).
- Rising visitor numbers and growing interest in personalized memory-capturing services fuel industry expansion.

Competitive Strengths

We believe our competitive strengths lie with the following:

1 Proven operational expertise with extensive track record

With two decades of experience, we're a trusted imaging solutions operator for Asia's top theme parks, offering tailored expertise.

2 Technological superiority of PictureAir

PictureAir's award-winning technological superiority sets it apart, delivering exceptional guest experiences and operational excellence.

3 Sustainable business model through strategic partnerships

Strong strategic partnerships in products, services, and collaborations have been key to our business growth and sustainability.

4 Visionary and experienced Management Team

Led by Mr. Cheong and Ms. Tse, our experienced management team drives growth with expertise, excellence, and proven success.

pictureAir

PictureAir, our proprietary software, is an advanced imaging solution designed to revolutionize the way guests capture, access, and share their memories.

LARGE SCALE PROCESSING

We have developed our solution to efficiently handle the multifaceted demands of processing, storing, and retrieving large amounts of data. This is particularly beneficial for our end-users who tend to capture a multitude of photos during their visits to theme parks, tourist attractions or intellectual property events. Through the integration of AI and sophisticated metadata analysis, we streamline the assignment of photos to pertinent quick response or numerical codes, ensuring every user has an easy and secure access point to their memories.

VALUABLE DATA INSIGHTS

The advanced data processing techniques of our solution also enable the extraction of valuable insights and patterns from the collected data. By analyzing users' behaviors, photo preferences, and market trends, we can provide personalized recommendations, enhance the overall user experience, and drive strategic decision-making. These data-driven insights empower PictureAir to continually refine its services, tailor its offerings to meet user expectations, and identify growth opportunities.

ADVANCE SECURITY MEASURES

Our solution is embedded with an innovative photo preview method, TouchClear, which adds an extra layer of protection to intellectual property and prevents image theft. Our end users can only retrieve captured images using unique codes or barcodes associated with each picture, ensuring that only authorized individuals can access and purchase the desired images. This method also prevents unauthorized copying or duplication of the content by disabling the option of screenshots during the preview. See "Our Intellectual Property" below in this section for more information in TouchClear.

pictureAir

PictureAir, our proprietary software, is an advanced imaging solution designed to revolutionize the way guests capture, access, and share their memories.

SCALABLE SYSTEM ARCHITECTURE

Our solution's system architecture ensures photos, whether taken by our photographers or linked to specific quick response codes, are preserved even in offline mode. This distinctive feature, not commonly found in traditional photo operators, allows for uninterrupted photo processing, with data synchronization resuming upon network reconnection. The architecture is scalable, suitable for small attractions as well as expansive venues. Our use of cloud server mode negates the need for on-premises servers, reducing capital investment and setup time. By centralizing and consolidating data in the cloud, we ensure convenient and secure access to guest images from anywhere, be it through the PictureAir website or mobile application.

FLEXIBILITY FROM PICTUREAIR APP

Our solution has its own mobile application, which is designed and produced to transform the traditional photo purchasing process at theme parks, tourist attractions and intellectual property events. By utilizing image association and mobile integration, our end users can benefit from the convenience of previewing their photos taken in our customers' themed locations from any location on their mobile devices. Through the online payment and download features in the mobile application, our end users can purchase and share their photos instantly across social media platforms. Additionally, the mobile application also benefits our customers by reducing the manpower needed to manage visitor photo purchases and in return, leading to streamlined operations of our customers.

PictureAir provides an end-to-end imaging solution, seamlessly integrating capture, processing, and delivery touchpoints to enhance guest experiences and streamline operations for clients.

Capture
- AI Automated Capture
- High Speed Capture
- Underwater Capture
- Green Screen Capture
- Roving Capture
- Self Shooting Technology

Processing
- AI Picture Optimization
- Static AI Chroma Key
- Video AI Chroma Key

Seamless Onsite Retrieval
- Facial Recognition
- RFID Linkage
- QR + Barcode Scanning
- Onsite Editing and Ordering

Instantaneous Onsite Retrieval
- Multi-Platform Retrieval
- Multi-Platform Purchase
- Touch-Clear Technology

Data Analysis
- Monthly Performance Analysis

pictureAír

A simplified workflow of the PictureAir mobile application:






Singapore Flyer


Order Confirmation
Purchase Terms and Conditions


Copy
Save Image
Assign to Contact
Print
Add to Shared Album
Create Watch Face
Save to Files

LINK QR CODE

USER SCANS QR CODE AND UPLOADS TO CLOUD STORAGE

SELECT PHOTO

USER SELECTS THE DESIRED PHOTO FROM GALLERY

PREVIEW PHOTO

POWERED BY "TOUCHCLEAR TECHNOLOGY"

PURCHASE PHOTO

USER BUYS AND DOWNLOADS PHOTOS IN APP OR WEBSITE

SHARE PHOTO

ONE TAP SHARE TO VARIOUS SOCIAL MEDIA

Revenue Model

We provide imaging solutions through two models: Full-Turnkey Operation, offering end-to-end management, and Licensing, enabling customers to utilize our innovative PictureAir technology as a service.

Full Turnkey Operation

Our Full Turnkey Operation Model generates revenue through customized imaging services at attractions, using a revenue-sharing model where we earn a fixed percentage from photo and product sales.

Licensing Model

The Licensing Model offers customers flexibility by enabling them to use PictureAir's imaging tools independently, without on-site support, providing a comprehensive, self-managed solution with significant benefits.

Financial Highlights



2024
6 months ended
$1,361,134
$642,770
1400000
1200000
1000000
800000
600000
400000
200000
0
Revenue
Net Loss
2023
12 months ended
$2,724,625
$1,084,055
3000000
2500000
2000000
1500000
1000000
500000
0
Revenue
Net Loss
2022
12 months ended
$1,547,494
$1,249,745
2000000
1500000
1000000
500000
0
Revenue
Net Loss

Growth Strategies

Post-COVID 19 as tourism rebounds, “revenge spending” is driving unprecedented growth. With Asia's photo imaging market projected to grow at 8.9% CAGR (2023-2027), we aim to expand geographically, advance technology, and leverage competitive strengths to enhance our market position:

1. Invest in and develop technologies centered upon artificial intelligence

2. Embracing the Metaverse and Blockchain

3. Expand into new territories by establishing new business relationships

4. Invest in human capital by engaging local talents

5. Collaborate with local governments to transform seemingly ordinary attractions through our imaging solutions.

Source: The Frost & Sullivan Report

Use of Proceeds


Business Development and Operations
30%
Marketing and Promotion
5%
General Working Capital
5%
Research and Development
30%
Mergers and Acquisitions
30%

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this registration statement. We reserve the right to change the use of proceeds that we presently anticipate and describe herein.

Management Team



Mr. Cheong Chia Chou, Executive Chairman

- Created Cheki, the world's first mobile photo printing kiosk, deployed across Fujifilm outlets (2003).
- Led Pictureworks to win the National Infocomm Award for innovation in technology (2008).
- Won EY Entrepreneur of The Year 2018 in the Media & Lifestyle category.
- Designed and sold the Print@Fujicolor system to Fujifilm (2001).
- Over 19 years of experience in imaging technology and business innovation.



Ms. Tse Fuk Yan, Sharon, Managing Director and Chief Executive Officer

- Over 17 years of experience in integrated marketing across multinational companies.
- Led brand growth for San Miguel Brewery HK in Hong Kong and Macau (2011–2013).
- Repositioned Dermes and launched new products at NEO DERM Group (2013–2015).
- Developed business solutions for Weying Mtel and SlideTheCity across multiple markets (2015–2018).
- Drove business growth for WeTix and APAC Venture in Malaysia's movie industry.



Mr. Cheah Heng Choong, Alvin, Chief Financial Officer

- Managed audits for SMEs and multinational companies in Malaysia and Singapore (2007–2016).
- Ensured compliance with Singapore Companies Act and Financial Reporting Standards.
- Led financial reporting, budgeting, and payment controls at CM International Holding (2015–2016).
- Oversaw accounts, cash flow, and credit control as Group Financial Controller at Huat Hing Rubberwood (2016–2017).
- Holds a Bachelor's in Commerce (Accounting) from UTAR, Malaysia (2006).

Contact

Issuer:

Pictureworks International Holdings Limited

Email: sharon.tse@pictureworks.com
Tel: 603-7651 0188
Address: Unit C-2-01, Level 2, Capital 3, Oasis Square, No.2, Jalan PJU 1A/7A, Ara Damansara, 47301, Petaling Jaya, Selangor Darul Ehsan, Malaysia.

Underwriter:

Cathay Securities, Inc.

Email: service@cathaysecurities.com
Tel: +1 (855) 939-3888
Address: 40 Wall Street, Suite 3600, New York, NY 10005

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this registration statement. We reserve the right to change the use of proceeds that we presently anticipate and describe herein.

Thank You